Exhibit 99.1

FOR IMMEDIATE RELEASE

AMYLIN PHARMACEUTICALS REPORTS FIRST QUARTER FINANCIAL RESULTS

Operational Efficiencies Drove 10% Expense Reduction, 4% Gross Margin Improvement

BYDUREON™ Recommended for Approval in Europe

San Diego, CA – April 18, 2011 – Amylin Pharmaceuticals, Inc. (Nasdaq: AMLN) today reported financial results for the quarter ended March 31, 2011. The Company reported total revenue of $152.7 million for the quarter ended March 31, 2011, which includes net product sales of $150.8 million and revenues under collaborative agreements of $1.9 million. Non-GAAP operating loss was $3.2 million for the quarter ended March 31, 2011, compared to $3.8 million for the same period in 2010. GAAP net loss was $37.3 million, or $0.26 per share, for the quarter ended March 31, 2011, compared to $38.2 million, or $0.27 per share, for the same period in 2010. Net loss excluding restructuring charges was $34.5 million, or $0.24 per share for the quarter ended March 31, 2011, compared to $38.2 million, or $0.27 per share for the same period in 2010.

At March 31, 2011 the Company held cash, cash equivalents, short-term investments and restricted cash of $475.2 million. The Company’s $200 million of 2.5% convertible senior notes were repaid subsequent to the end of the quarter on April 15, 2011. During the first quarter, the Company also notified its partner Eli Lilly and Company of its intent to draw a $165 million line of credit available from Lilly. These funds may be drawn in May of 2011, and, if drawn, the loan would be due in May 2014.

“We continue to manage the business with operational discipline and ended the quarter in a strong financial position that led to reduced expenses and improved gross margins,” said Mark G. Foletta, senior vice president of finance and chief financial officer at Amylin Pharmaceuticals. “We remain focused on our longer-term target of generating sustainable positive operating cash flow and, we believe, that the significant cost-savings we have realized over the past two years reflect our ability to efficiently manage our business and achieve this goal.”

Highlights of Amylin’s First Quarter and Recent Activities

Exenatide

•

Initiated a thorough QT study to address questions raised by the U.S. Food and Drug Administration (FDA) in their complete response letter regarding the BYDUREON™ (exenatide extended-release for injectable suspension) New Drug Application.

•

Announced that the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA) has issued a positive opinion recommending approval of BYDUREON in the European Union for the treatment of type 2 diabetes in combination with certain oral therapies.

•

Communicated top-line results from DURATION-6, the sixth DURATION study that showed weekly BYDUREON significantly improved glucose control from baseline. These results reinforce the important role of GLP-1 receptor agonists in the treatment of type 2 diabetes, although BYDUREON did not meet the pre-specified primary endpoint of non-inferiority to daily Victoza® (liraglutide (rDNA origin) injection) in this study.

•

Announced positive results from a phase 2 study evaluating the effects of a once-monthly injectable suspension formulation of exenatide on glycemic control in patients with type 2 diabetes. The investigational GLP-1 treatment improved glucose control with just one dose per month. After 20 weeks of treatment (five injections), patients randomized to the exenatide once monthly treatment arms experienced average reductions in A1C ranging between 1.3 and 1.5 percentage points from baseline. We are proceeding with regulatory interactions to outline the next steps for this important program within the exenatide franchise.

•	Lilly received approval in Mexico for an expanded indication of BYETTA® (exenatide) injection as an add-on therapy to basal insulin.

Obesity Program

•

Voluntarily suspended clinical activities in an ongoing phase 2 study of pramlintide/metreleptin for the treatment of obesity to investigate an antibody-related laboratory finding with metreleptin treatment in two patients who participated in a previously completed clinical study of obesity. The Company, with partner Takeda Pharmaceutical Company Limited, is committed to working closely with clinical investigators, regulators and outside experts to determine the best path forward.

“We are pleased with the CHMP’s recent recommendation to approve BYDUREON in Europe. This therapy could offer millions of people living with diabetes the benefits of a GLP-1 receptor agonist in just one dose per week,” said Daniel M. Bradbury, president and chief executive officer at Amylin Pharmaceuticals. “In the coming quarters, we will continue to advance other key development programs to address the needs of the patients we serve. This includes submitting our reply to the BYDUREON complete response letter, as well as completing our regulatory application for the use of metreleptin in patients with lipodystrophy.”

Financial Results

Net product sales of $150.8 million for the quarter ended March 31, 2011 include net sales of $128.0 million for BYETTA and $22.8 million for SYMLIN® (pramlintide acetate) injection. This compares to net product sales of $172.3 million, consisting of $149.8 million for BYETTA and $22.5 million for SYMLIN for the same period in 2010.

Revenues under collaborative agreements were $1.9 million for the quarter ended March 31, 2011, unchanged from the same period in 2010, and consist of the amortization of upfront fees received under the Company’s collaboration agreement with Takeda.

Selling, general and administrative expenses decreased to $64.6 million for the quarter ended March 31, 2011 from $73.3 million for the same period in 2010. The decrease reflects reduced expenses associated with BYDUREON pre-launch activities and lower business infrastructure spending resulting from continued efforts to drive efficiencies in our business.

Research and development expenses decreased to $41.9 million for the quarter ended March 31, 2011, compared to $45.3 million for the same period in 2010. The decrease reflects our reduced cost structure partially offset by increased development spending on our lipodystrophy development program.

Collaborative profit sharing, which represents Lilly’s share of the gross margin for BYETTA, was $59.9 million for the quarter ended March 31, 2011, compared to $67.9 million for the same period in 2010.

Non-GAAP operating loss was $3.2 million for the quarter ended March 31, 2011, compared to non-GAAP operating loss of $3.8 million for the same period in 2010. GAAP net loss was $37.3 million, or $0.26 per share for the quarter ended March 31, 2011, compared to $38.2 million, or $0.27 per share for the same period in 2010. Net loss excluding restructuring charges was $34.5 million, or $0.24 per share for the quarter ended March 31, 2011, compared to $38.2 million, or $0.27 per share for the same period in 2010.

Conference Call

Amylin will webcast its Quarterly Update Call today at 8:30 a.m. ET/5:30 a.m. PT. Daniel M. Bradbury, Amylin’s president and chief executive officer, will lead the call. During the call, the Company plans to provide further details underlying its first quarter financial results. A slide presentation accompanying the conference call is available through the “Investors” section of Amylin’s corporate website at www.amylin.com.

To access the webcast, please log on to the “Investors” section of Amylin’s corporate website at www.amylin.com approximately fifteen minutes prior to the call to register, download and install any necessary audio software. For those without access to the Internet, the live call may be accessed by phone by calling (800) 857-5738 (U.S./Canada) or (415) 228-4970 (international), participant passcode number 75593. A replay of the call will also be available by phone beginning approximately two hours after the close of the call and can be accessed at (888) 566-0572 (U.S./Canada) or (402) 998-0838 (international).

Note Regarding Use of Non-GAAP Financial Measures

Amylin reports non-GAAP operating loss excluding non-cash items and other items such as restructuring charges, which is a non-GAAP financial measure. The Company believes that investors’ understanding of its progress towards its stated goal of generating sustainable positive non-GAAP operating results is enhanced by this disclosure. In addition, the Company refers to this non-GAAP financial information with its analysis of the Company’s financial performance. This non-GAAP financial measure should be considered in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

About Amylin Pharmaceuticals

Amylin Pharmaceuticals is a biopharmaceutical company dedicated to improving lives of patients through the discovery, development and commercialization of innovative medicines. Amylin has developed and gained approval for two first-in-class medicines for diabetes, SYMLIN® (pramlintide acetate) injection and BYETTA® (exenatide) injection. Amylin’s research and development activities leverage the Company’s expertise in metabolism to develop potential therapies to treat diabetes and obesity. Amylin is headquartered in San Diego, California. Further information on Amylin Pharmaceuticals is available at www.amylin.com.

This press release contains forward-looking statements about Amylin, which involve risks and uncertainties. Our actual results could differ materially from those discussed herein due to a number of risks and uncertainties, including risks that BYETTA or SYMLIN, and the revenues generated from these products, may be affected by competition, unexpected new data, safety and technical issues, or manufacturing and supply issues; risks that our financial results may fluctuate significantly from period to period and may not meet market expectations; risks that any financial guidance we provide may not be accurate; risks that our clinical trials will not be completed when planned, may not replicate previous results, may not be predictive of real world use or may not achieve desired end-points; risks that the CMC section of the metreleptin BLA mentioned in this press release may not be submitted in a timely fashion or that the BLA will not receive regulatory approval; risks that our preclinical studies may not be predictive; risks that our NDAs for product candidates, such as the BYDUREON NDA, or sNDAs for label expansion requests, may not be submitted timely or receive FDA approval; risks that BYDUREON will not be approved in the European Union; risks that the tQT study mentioned in this press release will not be completed in a timely manner; risks that our response to the FDA’s BYDUREON complete response letter may not be submitted in a timely manner and/or the information we provide in our response may not satisfy the FDA; risks that the FDA may request additional information prior to approving BYDUREON; risks that our expense reductions will not be as large as we expect; and other risks inherent in the drug development and commercialization process. Commercial and government reimbursement and pricing decisions and the pace of market acceptance may also affect the potential for BYETTA or SYMLIN. These and additional risks and uncertainties are described more fully in the Company’s recently filed Form 10-K. Amylin disclaims any obligation to update these forward-looking statements.

(Financial information to follow)

AMYLIN PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Quarter ended March 31,
	2011	2010
Revenues:
Net product sales	$150,839	$172,261
Revenues under collaborative agreements	1,875	1,875

Total revenues	152,714	174,136

Costs and expenses:
Cost of goods sold	12,544	20,502
Selling, general and administrative	64,625	73,313
Research and development	41,915	45,261
Collaborative profit sharing	59,851	67,900
Restructuring	2,858	—

Total costs and expenses	181,793	206,976

Operating loss	(29,079)	(32,840)

Interest and other income, net	(8,245)	(5,363)

Net loss	$(37,324)	$(38,203)

Net loss per share - basic and diluted	$(0.26)	$(0.27)

Shares used in computing net loss per share - basic and diluted	144,787	142,702

A reconciliation of reported GAAP operating loss to non-GAAP operating loss excluding non-cash and other items is provided in the table that follows (in thousands, unaudited):

	Quarter Ended March 31,
	2011	2010
GAAP operating loss	$(29,079)	$(32,840)

Stock-based compensation	7,917	9,703
Other non-cash compensation	4,238	7,088
Depreciation and amortization	12,712	14,153
Amortization of deferred revenue	(1,875)	(1,875)
Restructuring	2,858	—

Non-GAAP operating loss	$(3,229)	$(3,771)

AMYLIN PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	March 31,	December 31,
	2011	2010
Assets
Cash, cash equivalents and short-term investments	$460,158	$442,663
Restricted cash	15,000	15,000
Accounts receivable, net	51,926	54,645
Inventories, net	109,486	118,629
Other current assets	31,923	45,458
Property and equipment, net	811,295	811,745
Other assets	42,103	43,289

Total assets	$1,521,891	$1,531,429

Liabilities and stockholders’ equity
Current liabilities	$390,282	$401,595
Other liabilities, net of current portion	317,387	317,654
Long-term debt	475,298	468,697
Stockholders’ equity	338,924	343,483

Total liabilities and stockholders’ equity	$1,521,891	$1,531,429

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CONTACTS:

Financial:

Michael York

Senior Director, Investor Relations

Amylin Pharmaceuticals, Inc.

(858) 458-8602

michael.york@amylin.com

Media:

Alice Izzo

Vice President, Corporate Affairs

Amylin Pharmaceuticals, Inc.

(858) 642-7272

alice.izzo@amylin.com